Exhibit 10.6

VIREO HEALTH INTERNATIONAL, INC.

INCENTIVE STOCK OPTION AGREEMENT

I.       NOTICE OF GRANT

Name of Optionee:	[insert name]

Number of Shares:	[XX,XXX] Subordinate Voting Shares (US residents may be required to receive Multiple Voting Shares in a quantity equal to 1/100 of the Subordinate Voting Share quantity, at the Company’s reasonable discretion)

Date of Grant:	[month] __, 202_

Exercise Price per Share:	USD$[amount] (Multiple Voting Shares have an exercise price equal to 100x this number)

Expiration Date:	[month] __, 203_ (5:00 p.m., Central Time on the day preceding the tenth anniversary of the Date of Grant.)

Exercise Schedule: Subject to Section 4 hereof and the terms of the Vireo Health International, Inc. 2019 Equity Incentive Plan (the “Plan”), 25% of the Shares covered by the Option shall become exercisable and vest on [end of calendar quarter 1 year after Date of Grant], 202_, and an additional 6.25% of the Shares covered by the Option shall become exercisable and vest on the last day of each subsequent calendar quarter, such that 100% of the Shares covered by the Option shall be exercisable and vested on [end of calendar quarter 4 years after Date of Grant], 202_. In no case shall greater than 100% of the Shares covered by the Option vest.

This is an Incentive Stock Option Agreement (the “Agreement”), by and between Vireo Health International, Inc., a British Columbia corporation and successor to Vireo Health, Inc. (the “Company”), and the optionee identified above (“Optionee”), entered into and effective as of date of grant identified above (the “Grant Date”). Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

II.     BACKGROUND

1.    The Company has adopted and maintains the Plan authorizing the Administrator to, among other things, grant Incentive Stock Options to certain Employees, Directors, Consultants and other persons providing services to the Company and its Subsidiaries.

2.     The Administrator has determined that Optionee is eligible to receive an Award under the Plan in the form of an Option, as further described in this Agreement.

III.   AGREEMENT. Subject to the Plan, the Company hereby grants the Option to Optionee under the terms and conditions as follows.

1.     Grant of Option. The Company hereby grants to Optionee an Option to purchase the Shares specified above, according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. The Option is intended to be an “incentive stock option” as that term is defined in Section 422 of the Code and is subject to the $100,000 limitation described in Section 6(c) of the Plan, including the provisions of that Section 6(c) that treat any portion of the Option that exceeds such limitation, or does not otherwise qualify as an incentive stock option, as a Nonstatutory Stock Option that is not an incentive stock option but otherwise exercisable on, and subject to, the same terms as the Option.

2.     Exercise Price per Share. The Exercise Price per Share shall not be less than the Fair Market Value per Share as of the Grant Date, or if Optionee owns stock representing greater than 10% of the voting power of the Company or any Parent or Subsidiary (a “10% Owner”), 110% of the Fair Market Value per Share as of the Grant Date, as may be further adjusted pursuant to the Plan.

3.      Expiration. The Option shall expire at 5:00 p.m. Central Time on the earliest of (i) the Expiration Date (which date may be no later than ten years after the Grant Date, or, for a 10% Owner, five years after the Grant Date), (ii) upon the expiration of any termination set forth in Section 6(f) of the Plan, or (iii) pursuant to Section 13(a) or (c) of the Plan; provided, that unless otherwise provided by the Administrator, if on the date of termination Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.

4.    Vesting and Exercise.

4.1       Vesting Schedule. The Option will vest and become exercisable as to the number of Shares and on the dates specified in the Notice of Grant above, but only if Optionee is employed by the Company on such dates. The exercise schedule will be cumulative, meaning that to the extent the Option has not been exercised and has not expired, terminated, or been cancelled, the Option may be exercised to purchase all or any portion of the Shares available under the exercise schedule.

4.2      Change in Control. If a Change in Control occurs, effective upon such Change in Control, the Option shall be treated as determined by the Administrator under Section 13(c) of the Plan.

4.3      Termination of Relationship as a Service Provider. If Optionee ceases to be a Service Provider, other than upon Optionee’s termination as the result of Optionee’s Disability or death, the Option shall be treated as set forth under Section 6(f)(ii) of the Plan.

4.4      Disability or Death of Optionee. If Optionee ceases to be a Service Provider as a result of Optionee’s death or Disability, the Option shall be treated as set forth under Section 6(f)(iii) or (iv) of the Plan, respectively.

5.     Manner of Option Exercise.

5.1      Notice. This Option may be exercised by Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by electronic transmission, or through the mail, to the Company at its principal executive office in Minneapolis, Minnesota (Attention: Chief Financial Officer), of a written notice of exercise. Such notice must be in a form satisfactory to the Administrator, must identify the Option, must specify the number of Shares with respect to which the Option is being exercised, and must be signed by the person so exercising the Option. Such notice must be accompanied by payment in full of the total exercise price of the Shares purchased based on the Exercise Price per Share. In the event that the Option is being exercised, as provided by the Plan and Section 6 below, by any person or persons other than Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option.

5.2      Payment. At the time of exercise of this Option, Optionee shall pay the total exercise price of the Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Administrator, in its sole discretion and to the extent permitted by law, may allow such payment to be made, in whole or in part, through a cashless exercise in which Optionee simultaneously exercises the Option and sells all or a portion of the Shares thereby acquired; by delivery to the Company of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price of such Shares; or by authorizing the Company to retain, from the total number of Shares as to which the Option is exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised.

5.3      Delivery of Certificates. As soon as practicable after the effective exercise of the Option, Optionee shall be recorded on the stock transfer books of the Company as the owner of the Shares purchased, and the Company shall deliver to Optionee one or more duly issued stock certificates evidencing such ownership, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. Notwithstanding anything to the contrary in this Agreement, no certificate, electronic delivery or book-entry registration representing the Shares distributable under the Plan shall be issued and delivered unless the issuance thereof complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act and the Exchange Act. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary, the Company may deliver the Company’s multiple voting shares (“MVS”) (which are equivalent in right to 100 Shares) in a quantity equal to the number of Shares as to which the Option is exercised, divided by 100. In this instance, no partial MVS will be delivered and, instead, the Optionee shall receive cash for any fractional MVS that would otherwise be provided. As an example, an Optionee gives a notice pursuant to section 5.1 that she intends to exercise the Option for 2,170 shares. The Company then elects to provide MVS to the Optionee 21 MVS and cash equal to 70 (leftover Shares) multiplied by the closing price of the Shares on the trading day immediately preceding the notice of exercise.

6.    Transferability. During the lifetime of Optionee, only Optionee or his/her guardian or legal representative may exercise the Option. The Option may not be assigned or transferred by Optionee otherwise than by will or the laws of descent and distribution. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

7.     No Shareholder Rights. Neither Optionee nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to Optionee’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before a stock certificate has been issued, electronic delivery of the Shares has been made to Optionee’s designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

8.     Restrictive Covenants Agreement. As an inducement to the Company to enter into this Agreement and grant the Option to Optionee, Optionee has executed or shall duly execute a Confidential Information, Intellectual Property Rights, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”), in a form approved by the Company. Optionee acknowledges and agrees that the Company’s execution of this Agreement and the grant of the Option to Optionee are conditioned upon Optionee executing the Restrictive Covenants Agreement.

9.     Securities Law and Other Restrictions. Notwithstanding any other provision of the Plan or this Agreement, the Company shall not be required to issue, and Optionee may not sell, assign, transfer or otherwise dispose of, any Shares, unless (a) there is in effect with respect to the Shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Administrator, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing the Option, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

10.   Tax Withholding. The Company is entitled to (a) withhold and deduct from future fees or wages of Optionee (or from other amounts that may be due and owing to Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the Option, including, without limitation, the grant or exercise of this Option or a disqualifying disposition of any Shares, or (b) require Optionee promptly to remit the amount of such withholding to the Company before acting on Optionee's notice of exercise of this Option. If the Company is unable to withhold such amounts, for whatever reason, Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

11.   Adjustments. Subject to the terms and conditions set forth in the Plan, in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Administrator, in order to prevent dilution or enlargement of the rights of Optionee, shall make appropriate adjustment (which determination shall be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

12.       Subject to Plan. The Option and the Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement shall be interpreted by reference to the Plan. If any provisions of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall prevail.

13.   Shareholder Agreements. Upon the exercise of the Option, Optionee shall, at the request of the Company, execute and deliver such voting, co-sale and other agreements as the Company requests generally of holders of amounts of stock corresponding to that of such Optionee; and if Optionee fails to execute and deliver any such agreement, such Optionee shall nevertheless hold all stock subject to, and be bound by, such agreement.

14.   Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

15.   Governing Law. This Agreement and all rights and obligations under this Agreement shall be construed in accordance with the Plan and governed by the laws of the State of Delaware, without regard to conflicts of laws provisions.

16.       Entire Agreement. This Agreement, the Restrictive Covenants Agreement the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

17.   Amendment and Waiver. Other than as provided in the Plan and subject to applicable law, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Notwithstanding the preceding, the Optionee agrees that the Administrator may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

18.  Tax Consequences. Optionee acknowledges that Optionee may incur tax liability as a result of the purchase or disposition of the Shares and that if any Shares received upon exercise of the Option are sold within one year of exercise or two years of the Grant Date, the Option will not be treated as an incentive stock option for tax purposes under the Code. The Company shall not be liable in the event the Option is for any reason deemed not to be an incentive stock option. In addition, although the Option is intended to be exempt from Section 409A of the Code, the Company shall not be liable to the Optionee in the event the Option is considered to be subject to Section 409A, which may subject Optionee to additional taxes, interest, and possible penalties. Optionee should seek professional tax advice before exercising the Option or disposing of the Shares.

19.   Electronic Delivery and Acceptance. The Company may deliver any documents related to this Agreement by electronic means and request Optionee’s acceptance of this Agreement by electronic means. Optionee hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

[Signature Page Follows]

The parties hereto have executed this Agreement effective as of the Grant Date.

VIREO HEALTH INTERNATIONAL, INC.

	By:	/s/ Kyle Kingsley
Kyle Kingsley

Its: Chief Executive Officer

By execution of this Agreement,	OPTIONEE
Optionee acknowledges having
received a copy of the Plan and
agrees to all of the terms and
conditions described in this
Agreement and in the Plan.
[NAME]

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